Southern States Bancshares, Inc. Announces Quarterly Cash Dividend of $0.09 per Share

ANNISTON, Ala., April 20, 2022 – Southern States Bancshares, Inc. (NASDAQ: SSBK) (“Southern States”), the holding company for Southern States Bank, an Alabama state-chartered commercial bank (the “Bank”), today announced that its Board of Directors has declared a cash dividend on its common stock of $0.09 per share. The dividend is payable on May 16, 2022 to shareholders of record as of May 4, 2022.

About Southern States Bancshares, Inc.

Headquartered in Anniston, Alabama, Southern States Bancshares, Inc. is a bank holding company that operates primarily through its wholly-owned subsidiary, Southern States Bank. The Bank is a full-service community banking institution, which offers an array of deposit, loan and other banking-related products and services to businesses and individuals in its communities. The Bank operates 15 branches in Alabama and Georgia and a loan production office in Atlanta.

Contact Information:
Lynn Joyce
(205) 820-8065
ljoyce@ssbank.bank

Kevin Dobbs
(310) 622-8245
ssbankir@finprofiles.com